Exhibit 99.1

Isonics Corporation Announces Management Changes

Tuesday February 20, 2007

GOLDEN, Colo.—(BUSINESS WIRE)—Isonics Corporation (NASDAQ: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that Christopher Toffales, an experienced and accomplished executive in the homeland security and defense industry, has been named Chairman of the Board and will actively work with management and the Board of Directors to complete an overall reorganization of the Company.  Mr. Toffales, an individual with substantial experience in providing both strategic focus and hands-on business management, will direct the Company and its business segments with an immediate focus on reducing costs and creating shareholder value.  Additionally, Mr. Toffales has also been charged with assisting in establishing the future strategic direction of the Company and executing on that plan as promptly as possible.

Mr. Toffales will assume the Chairman of the Board position from James E. Alexander, Isonics’ co-founder, Chairman & Chief Executive Officer who announced his resignation to pursue other entrepreneurial interests.  “In every business’ life cycle, there is a proper time for management change,” commented Mr. Alexander.  “I believe that Chris with his demonstrated management skills is the right person for Isonics at this time.”

Additionally, Boris Rubizhevsky, Isonics’ co-founder and Vice Chairman announced his resignation effective immediately to also pursue other business interests while Lindsay Gardner has resigned from the Board of Directors in order to allow for a greater concentration of independent directors.  Ms. Gardner still remains employed as an officer of the Company.  Both Mr. Alexander and Mr. Rubizhevsky have also resigned from the Company’s Board of Directors.

Mr. Toffales currently serves as President and Chief Executive Officer of SenseIt Corp (“SenseIt”), a Delaware corporation developing next generation infrared imaging and night vision surveillance technology.  Mr. Toffales currently owns 10% of the outstanding equity and directs the daily management activities of SenseIt, while Isonics owns the remaining 90% equity interest in SenseIt.

Mr. Toffales has been President and Director of CTC Aero, LLC, a defense advisory consulting firm, since 2003. He has served as a director of Irvine Sensors Corporation (“Irvine Sensors”) of Costa

Mesa, California, since August 2004. Irvine Sensors is involved in the design, development, manufacture and sale of miniaturized vision systems and electronic products for defense, security and commercial applications. He served from January 2004 to February 2007 as a director and Vice Chairman of Communications and Power Industries, Inc. a provider of military and commercial electronic products and its parent CPI International, Inc. From 1999 to 2003, Mr. Toffales was a Senior Vice President of DRS Technologies, Inc., a supplier of military electronics systems (including infrared imaging systems), and also served as President of DRS Technologies Systems Company, a subsidiary of DRS. From 1998 to 1999, Mr. Toffales was Vice President for Business Development of Lockheed Martin Fairchild Systems, an aerospace and defense firm. Prior to these positions, Mr. Toffales held various officer level positions at Lockheed Martin Corporation and Loral Fairchild Systems, both of which are aerospace and defense firms. Mr. Toffales holds a B.S. in Electrical Engineering from City College of New York.

As part of the management reorganization, John Sakys, Isonics’ Chief Financial Officer, has been appointed President and Chief Operating Officer and interim Chief Executive Officer and has been named a Director of Isonics. Kenneth Deane, presently Isonics’ Director of Financial Reporting, has been promoted to Vice President and Chief Financial Officer.

“It has been my pleasure to work with Jim over the past five years,” said Mr. Sakys, “He has been instrumental in developing the units of our two key businesses, and he has forged an excellent foundation upon which we can build. “Chris is widely recognized as a leader in developing and commercializing homeland security solutions, and I look forward to working closely with him in continuing Isonics’ development.”

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor Products and Services, and (3) Life Sciences (which is currently in the process of being divested). Isonics is a world leader in isotopically engineered materials and through its semiconductor division, it provides 300-millimeter products and services, wafer thinning and silicon-on-insulator wafers, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2006 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:
Isonics Corporation
CEOcast, Inc. for Isonics
Andrew Hellman, 212-732-4300